Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Strategic Diagnostics Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-68484, 333-118297, 333-68107, 333-21211 and 333-20421) on Form S-8 of Strategic Diagnostics Inc. of our report dated March 31, 2009, relating to the consolidated balance sheets of Strategic Diagnostics Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Strategic Diagnostics Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 31, 2009